Exhibit 99.1

NEWS	Contact: Amie D'Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Reports first quarter 2024 REsults, return of capital framework, $1 billion share repurchase authorization, and Plan to increase dividend 50%

•
Revenue of $2.16 billion, an increase of 10% year-over-year
•
Operating Profit of $162 million, an increase of $36 million year-over-year
•
Net Income of $119 million, down $7 million year-over-year
•
Fully diluted earnings per share of $0.30, down $0.02 year-over-year
•
Adjusted EBITDA* of $241 million, an increase of $46 million year-over-year
•
Expects to return at least 50% of Excess Free Cash Flow* annually through base dividends, repurchases, and supplemental dividends
•
Board authorization to repurchase up to $1.00 billion of shares over three years
•
Expects to increase base dividend by 50% beginning in June 2024

* Adjusted EBITDA, Free cash flow, and Excess Free Cash Flow are non-GAAP measures, see “Non-GAAP Financial Measures,” “Reconciliation of Cash Flows from Operating Activities to Free Cash Flow" and “Reconciliation of Adjusted EBITDA to Net Income” below.

HOUSTON, TX, April 25, 2024 — NOV Inc. (NYSE: NOV) today reported first quarter 2024 revenues of $2.16 billion, an increase of 10 percent compared to the first quarter of 2023. Net income was $119 million, or 5.5 percent of sales, a decrease of $7 million compared to the first quarter of 2023 primarily due to a higher tax rate and lower income from unconsolidated entities. Operating profit was $162 million, or 7.5 percent of sales. The Company recorded a net pre-tax credit of $3 million within Other Items (see Corporate Information for additional details). Adjusted EBITDA increased 24 percent year-over-year to $241 million, or 11.2 percent of sales.

NOV also announced its plan to return at least 50 percent of Excess Free Cash Flow (defined as cash flow from operations less capital expenditures and other investments, including acquisitions) on an annual basis, through a return of capital framework employing a combination of base dividends, share repurchases, and supplemental dividends. NOV’s board of directors approved a share repurchase program for up to $1.00 billion of the currently outstanding shares of the Company’s common stock over a period of 36 months, and the Company announced it expects to increase NOV’s base dividend by 50 percent beginning in June 2024.

“NOV had a solid start to 2024,” stated Clay Williams, Chairman, President, and CEO. “Ten percent year-over-year revenue growth for the first quarter was led by very strong growth in both international land and offshore markets. We continue to see high interest in new digital, automation and performance technologies NOV has introduced that are delivering safer and more efficient oilfield operations. We believe these will provide the Company a foundation for continued growth for the next several years as operators press for lower emissions, and improved operating and financial performance.

“Seasonal changes in working capital together with two strategic acquisitions drove a net use of cash during the first quarter of 2024; however, we successfully completed the divestiture of our Pole Products business in early April and proceeds from the divestiture, along with a seasonal improvement in cash flow from operations, should meaningfully improve cash flow in the second quarter. We expect rising oilfield demand for NOV’s products and technologies, normalizing working capital, and our capital-light business model to contribute to steadily improving levels of cash flow as 2024 progresses. Our outlook for this year and the next several years underpins the return of capital framework we are announcing today, demonstrating our commitment to prudently return to our shareholders a substantial amount of the cash we expect to generate, while also continuing to invest in our business.”

Energy Products and Services

Energy Products and Services generated revenues of $1,017 million in the first quarter of 2024, an increase of eight percent from the first quarter of 2023. Operating profit was $121 million, or 11.9 percent of sales. Adjusted EBITDA increased $20 million from the prior year to $174 million, or 17.1 percent of sales. Growing demand from international and offshore markets in addition to market share gains in North America helped drive improved revenue and profitability.

Energy Equipment

Energy Equipment generated revenues of $1,178 million in the first quarter of 2024, an increase of 12 percent from the first quarter of 2023. Operating profit was $95 million, or 8.1 percent of sales, and included a credit of $4 million in Other Items. Adjusted EBITDA increased $25 million from the prior year to $119 million, or 10.1 percent of sales. Improved revenue and profitability were primarily the result of strong execution on the segment's capital equipment backlog and improved demand for aftermarket products and services.

New orders booked during the quarter totaled $390 million, representing a book-to-bill of 77 percent when compared to the $507 million of orders shipped from backlog. Outlook for capital equipment remains positive with a sizeable order the segment expected to book in the first quarter slipping into the early part of the second quarter while final adjustments are made to product specifications. As of March 31, 2024, backlog for capital equipment orders for Energy Equipment was $3,955 million, an increase of $115 million from the first quarter of 2023.

Q2 and Full Year 2024 Outlook

The Company is providing financial guidance for the second quarter of 2024 and full year 2024. Guidance is based on current outlook and plans and is subject to a number of known and unknown uncertainties and risks and constitutes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 as further described under the Cautionary Statement below. Actual results may differ materially from the guidance set forth below.

For the second quarter management expects year-over-year consolidated revenues to increase between one to five percent and Adjusted EBITDA to be in the range of $260 million to $280 million. For full year 2024, management anticipates consolidated company revenue growth in the mid-single percentage range and adjusted EBITDA to be in the range of $1.10 billion to $1.25 billion.

Return of Capital Framework

NOV announced a return of capital framework under which it expects to return at least 50% of Excess Free Cash Flow (defined as cash flow from operations less capital expenditures and other investments, including acquisitions), through a combination of steady, quarterly base dividends, opportunistic stock buybacks, and an annual supplemental dividend to true-up returns to shareholders on an annual basis.

Associated with the plan, NOV’s board of directors authorized a share repurchase program for up to $1.00 billion of the currently outstanding shares of the Company’s common stock over a period of 36 months, and management announced that it expects to increase its quarterly cash dividend on its common stock from $0.05 per share to $0.075 per share, a 50% increase. The first quarterly dividend of $0.075 per share is anticipated to be paid out during the quarter ended June 30, 2024. Management also intends to recommend that the board of directors declare a supplemental dividend during the second quarter of 2025. The amount of such supplemental dividend is expected to be a minimum of 50% of NOV’s Excess Free Cash Flow less capital returned to shareholders via base dividends and share repurchases during 2024. The declaration and payment of any future dividend is subject to the sole discretion of the Company’s board of directors and will depend on our earnings, financial condition, capital requirements, level of indebtedness, applicable statutory and contractual restrictions and other considerations that the board of directors deems relevant.

Under the share repurchase program, the Company may repurchase shares from time to time through open market purchases, in privately negotiated transactions or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, in accordance with applicable securities laws and other restrictions, including Rule 10b-18. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices and other considerations.

Corporate Information

During the first quarter of 2024, NOV recorded a net credit of $3 million in Other Items, primarily related to gains on sales of previously reserved inventory (see Reconciliation of Adjusted EBITDA to Net Income).

As of March 31, 2024, the Company had total debt of $1.81 billion, with $1.95 billion available on its primary revolving credit facility, and $468 million in cash and cash equivalents.

Significant Achievements

NOV's Kaizen™ Intelligent Drilling Optimizer played a pivotal role in assisting a customer’s rig automation project to secure the Engineering Excellence Award from a leading operator. The Kaizen application preemptively addresses operational challenges and improves the rate of penetration using artificial intelligence. Its adaptive nature allows the application to swiftly adapt to changing conditions, issuing optimal weight on bit and rotations per minute commands directly to the control system. The customer reported that all Kaizen-enabled wells surpassed benchmark performance in lateral drilling, with 75% exceeding benchmarks in intermediate drilling.

NOV secured a contract to provide a deoxygenation and dehydration package for a green hydrogen project being developed in Australia by an integrated energy and metals company. This is NOV’s first order for hydrogen treatment technologies, which was received after completing an extensive engineering process study for treating hydrogen gas downstream from an electrolyzer. With more than 35 years of gas processing and treatment experience, NOV is well positioned for future opportunities within the budding hydrogen market.

NOV's Fiber Glass Systems (FGS) business unit continues to strengthen its position in both the Middle East and the United States. In the Middle East, NOV secured a three year contract with a national oil company, supplying up to 750 km (466 miles) of reinforced thermoplastic pipe from its Dammam, Saudi Arabia facility. The award was the result of NOV's commitment to providing innovative solutions that enhance reliability and operational efficiency of key oil and gas infrastructure in the region. In the US, NOV secured two significant contracts for spoolable pipe, totaling more than 160 km (100 miles) of FGS's Fiberspar™ spoolable pipe. These contracts, tailored to water injection and produced water management applications in New Mexico and Texas, exemplify FGS's strong relationships with key customers and its position as the preferred partner.

NOV secured a contract for an inter-array cable-lay system for a Japanese construction company’s newbuild vessel, which will install subsea power cables between wind turbines for Japan’s rising offshore wind market. Leveraging its expertise in offshore project execution, NOV is positioned to provide advanced integrated cable-lay systems to meet the growing infrastructure needs of offshore wind projects globally.

NOV continued to gain market traction in both land and offshore markets with its robotics offering that improves rig site safety while delivering significant performance benefits. During the quarter, NOV deployed the first ATOM RTX™ land robotics solution on a rig in Canada. This system uses three ATOM RTX robots to remove personnel from the drill floor during drilling and tripping operations. NOV also received an order for the first ATOM RTX system destined for a jack-up rig and an order with a repeat customer for a system to be deployed in the US Gulf of Mexico.

NOV secured a contract to deliver its first actively heated flexible pipe system for a deepwater gas field development in the Black Sea. NOV’s proprietary solution electrically heats the bore content by running a current from a stainless steel carcass within the pipe back through carbon steel tensile armor wires, ensuring approximately 95% of the heat is dispersed inside the pipe. NOV’s approach enables simplified field architecture, a more robust operational envelope, and cost savings in offshore developments.

NOV received a contract to provide a 20,000 psi (20K) subsea equipment upgrade for an ultra-deepwater drillship. The contract includes a new 20K blowout preventer (BOP) stack and RCX controls, high-pressure manifolds, an upgraded high-pressure mud system, upgrades to the rig’s BOP controls and riser systems, and associated rig modification work. NOV’s success in securing contracts for all 20K BOP stacks ordered to date is based on its ability to deliver ground-breaking technology and execute projects that support customers’ and end users’ requirements, including reaching previously inaccessible reservoirs.

NOV continued to drive increased adoption and enhanced performance of its downhole technologies in the first quarter. Customers worldwide are embracing NOV’s PosiTrack™ Torsional Vibration Mitigation technology due to its ability to improve drilling efficiencies. In the Middle East, a leading operator experienced a 40% improvement in on-bottom rate of penetration by integrating the 6¾-in. PosiTrack technology into their rotary steerable system (RSS) bottomhole assembly (BHA), resulting in a 1.8-day reduction in section drilling time. In North America, NOV's Vector™ Series 55 motors, coupled with ERT™ power sections, propelled performance improvements. In the northeastern United States, a 7¼-in. Series 55RS motor enabled a RSS BHA to set a 24-hour footage record while achieving instantaneous rates of penetration of up to 1,000 ft (305 m) per hour.

NOV sold four mobile rigs with Max Completions™-enabled data acquisition systems to a leading service provider. The Remote Service Rig Monitoring modules in the Max Completions systems will enable the service company to remotely monitor its workover operations, driving improved efficiencies, safety, and communication between the service company, the operator, and all stakeholders involved.

NOV designed and manufactured one of the largest choke valves ever created for use on a floating production storage and offloading (FPSO) vessel offshore West Africa. The MPX120S model with 18-in. ANSI 1500 flanges and 11-in. plug and cage stellite trims were constructed from exotic duplex stainless steel, a high-performance material that can withstand the project’s demanding process conditions.

NOV secured a major order of fully NACE-compliant completion and workover risers (CWORs) for deployment in Brazil. Offshore well intervention operators recognize the benefits offered by CWOR systems, which provide enhanced pressure integrity, larger internal drift diameter, and superior corrosion resistance compared to traditional casing/coupling risers. NOV also secured its first order for the new CT-M™ R connection, designed for an ultra-high-pressure completion venture in the Gulf of Mexico. The CT-M R connection enhances the established XT-M™ connection, known for its gas-tight, pressure-rated rotary-shouldered design. This innovation extends the riser's lifespan and reduces the total cost of ownership by facilitating the reconditioning of the metal-to-metal seal with minimal material loss.

NOV was awarded several contracts by a leading US geothermal developer to provide solids control technologies and services to increase drilling efficiency and reduce costs in demanding geothermal drilling environments. The chosen technologies include the TUNDRA MAX™ mud temperature control system to ensure the reliability of downhole tools in wells with temperatures exceeding 300°F (148°C), the new Alpha™ shakers to enhance fluid processing and simplify maintenance, and the Cellar Tech surface casing hangers to reduce cementing time for casing installation. As the geothermal market continues to grow, NOV has several premium solutions to optimize project outcomes and economics in these challenging drilling environments.

NOV’s highly precise and reliable mixer technologies continue to gain traction in thermoplastic polymer applications in Asia. During the quarter, NOV secured an order from a repeat customer for high viscosity Kenics™ heat exchangers specifically designed for the Acrylonitrile Butadiene Styrene Copolymer (ABS) process. Successful collaboration with another customer led to NOV receiving its largest order for gas induction impeller technology needed to manufacture Chlorinated Polyvinyl Chloride (CPVC). Through this contract, NOV has established a foothold in CPVC manufacturing and is well positioned for future opportunities in this growing market. Additionally, the aggressive processing requirements for CPVC should create additional opportunities for NOV’s aftermarket services.

NOV’s Max Completions™ Remote Frac Monitoring (RFM) application has empowered a US-based operator to transition its non-operational personnel from field locations to its centralized hub in Houston, enabling remote management of frac operations. This solution combines visualization with real-time data aggregation and has significantly reduced the need for onsite personnel, a trend observed across the operator’s last 38 fracturing jobs. By also utilizing Remote Coiled-Tubing Monitoring, the operator gains comprehensive oversight by simultaneously monitoring multiple service companies' activities, ensuring a complete view of operations.

NOV's ReedHycalog business unit achieved a milestone in Canada by surpassing the 9,000 m (29,528 ft) mark for the first time in the Duvernay region. This record was accomplished using NOV’s 171 mm (6¾-in.) TK53-O4 drilling technology, covering 5,815 m (19,078 ft) at a rate of 62 m per hour (203 ft per hour), and ultimately reaching an unprecedented depth of 9,017 m (29,583 ft). This achievement also surpassed an onshore Canadian record for the longest rotary steerable system (RSS) interval at 5,276 m (17,309 ft), which also utilized a ReedHycalog drill bit.

first Quarter Earnings Conference Call

NOV will hold a conference call to discuss its first quarter 2024 results on April 26, 2024 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Additionally, free cash flow and Excess Free Cash Flow do not represent the Company’s residual cash flow available for discretionary expenditures, as the calculation of these measures does not account for certain debt service requirements or other non-discretionary expenditures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Amie D'Ambrosio

Director, Investor Relations

(713) 375-3826

Amie.DAmbrosio@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023
Revenue:
Energy Products and Services	$1,017	$941	$1,073
Energy Equipment	1,178	1,052	1,305
Eliminations	(40)	(31)	(35)
Total revenue	2,155	1,962	2,343
Gross profit	458	411	497
Gross profit %	21.3%	20.9%	21.2%

Selling, general, and administrative	296	285	336
Operating profit	162	126	161
Interest expense, net	(16)	(13)	(16)
Equity income in unconsolidated affiliates	29	48	18
Other expense, net	(10)	(16)	(28)
Income before income taxes	165	145	135
Provision (benefit) for income taxes	44	20	(460)
Net income	121	125	595
Net income (loss) attributable to noncontrolling interests	2	(1)	(3)
Net income attributable to Company	$119	$126	$598
Per share data:
Basic	$0.30	$0.32	$1.52
Diluted	$0.30	$0.32	$1.51
Weighted average shares outstanding:
Basic	394	392	393
Diluted	397	396	397

NOV INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2024	2023
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$468	$816
Receivables, net	1,867	1,905
Inventories, net	2,278	2,151
Contract assets	814	739
Prepaid and other current assets	261	229
Total current assets	5,688	5,840

Property, plant and equipment, net	1,878	1,865
Lease right-of-use assets	557	544
Goodwill and intangibles, net	2,110	2,012
Other assets	1,072	1,033
Total assets	$11,305	$11,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$823	$904
Accrued liabilities	767	870
Contract liabilities	533	532
Current portion of lease liabilities	99	94
Current portion of long-term debt	44	13
Accrued income taxes	6	22
Total current liabilities	2,272	2,435

Long-term debt	1,764	1,712
Lease liabilities	564	558
Other liabilities	384	347
Total liabilities	4,984	5,052

Total stockholders’ equity	6,321	6,242
Total liabilities and stockholders’ equity	$11,305	$11,294

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities:
Net income	$121	$125
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	83	77
Working capital and other operating items, net	(282)	(404)
Net cash used in operating activities	(78)	(202)

Cash flows from investing activities:
Purchases of property, plant and equipment	(69)	(57)
Business acquisitions, net of cash acquired	(243)	—
Other	1	5
Net cash used in investing activities	(311)	(52)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	83	1
Cash dividends paid	(20)	(20)
Other	(20)	(22)
Net cash provided by (used in) financing activities	43	(41)
Effect of exchange rates on cash	(2)	—
Decrease in cash and cash equivalents	(348)	(295)
Cash and cash equivalents, beginning of period	816	1,069
Cash and cash equivalents, end of period	$468	$774

NOV INC.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW (Unaudited)

(In millions)

Presented below is a reconciliation of cash flow from operating activities to “free cash flow”. The Company defines free cash flow as cash flow from operating activities less purchases of property, plant and equipment, or “capital expenditures”. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Free cash flow is not intended to replace GAAP financial measures.

	Three Months Ended
	March 31,
	2024	2023

Total cash flows used in operating activities	$(78)	$(202)
Capital expenditures	(69)	(57)
Free cash flow	$(147)	$(259)

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Adjusted EBITDA % is a ratio showing Adjusted EBITDA as a percentage of sales. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA and Adjusted EBITDA % are not intended to replace GAAP financial measures, such as Net Income and Operating Profit %. Other Items include impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023
Operating profit:
Energy Products and Services	$121	$112	$94
Energy Equipment	95	71	121
Eliminations and corporate costs	(54)	(57)	(54)
Total operating profit	$162	$126	$161

Operating profit %:
Energy Products and Services	11.9%	11.9%	8.8%
Energy Equipment	8.1%	6.7%	9.3%
Eliminations and corporate costs	-	-	-
Total operating profit %	7.5%	6.4%	6.9%

Other items, net:
Energy Products and Services	$—	$—	$50
Energy Equipment	(4)	(4)	(1)
Corporate	1	—	6
Total other items	$(3)	$(4)	$55

(Gain)/loss on sales of fixed assets:
Energy Products and Services	$(1)	$(3)	$1
Energy Equipment	—	(2)	—
Corporate	—	1	—
Total (gain)/loss on sales of fixed assets	$(1)	$(4)	$1

Depreciation & amortization:
Energy Products and Services	$54	$45	$48
Energy Equipment	28	29	27
Corporate	1	3	2
Total depreciation & amortization	$83	$77	$77

Adjusted EBITDA:
Energy Products and Services	$174	$154	$193
Energy Equipment	119	94	147
Eliminations and corporate costs	(52)	(53)	(46)
Total Adjusted EBITDA	$241	$195	$294

Adjusted EBITDA %:
Energy Products and Services	17.1%	16.4%	18.0%
Energy Equipment	10.1%	8.9%	11.3%
Corporate	-	-	-
Total Adjusted EBITDA %	11.2%	9.9%	12.5%

Reconciliation of Adjusted EBITDA:
GAAP net income attributable to Company	$119	$126	$598
Noncontrolling interests	2	(1)	(3)
Provision (benefit) for income taxes	44	20	(460)
Interest expense	24	21	23
Interest income	(8)	(8)	(7)
Equity income in unconsolidated affiliates	(29)	(48)	(18)
Other expense, net	10	16	28
(Gain)/loss on Sales of fixed assets	(1)	(4)	1
Depreciation and amortization	83	77	77
Other items, net	(3)	(4)	55
Total Adjusted EBITDA	$241	$195	$294